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                                                                 EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         CONTINENTAL NATURAL GAS, INC.

STATE OF OKLAHOMA         )
                          )  ss
COUNTY OF TULSA           )

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

         We the undersigned, Gary C. Adams and Garry D. Smith of Tulsa, Oklahoma, President and Secretary, respectively, of Continental Natural Gas, Inc., formerly Adams Gas Marketing Company which was originally incorporated under the laws of the State of Oklahoma on November 10, 1983, being legally competent to execute and certify the Amended and Restated Certificate of Incorporation of said corporation pursuant to the provisions of Section 1080 of the Oklahoma General Corporation Act, do hereby execute and certify in such official capacity the following Amended and Restated Certificate of Incorporation.

         FIRST.  The name of the Corporation is:

                         Continental Natural Gas, Inc.

         SECOND. The address of the registered office of the Corporation in the State of Oklahoma is 2600 Boatmen's Center, 15 West Sixth Street, City of Tulsa, County of Tulsa, State of Oklahoma 74119. The name of its registered agent at such address is Kenneth F. Albright.

         THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is:

                 (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Act of Oklahoma;

                 (b) In general, to possess and exercise all the powers and privileges granted by the General Corporation Act of Oklahoma or by any other law of Oklahoma or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the businesses or purposes of the Corporation.

         The businesses and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the businesses and purposes specified in each of the foregoing clauses of





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this article shall be regarded as independent businesses and purposes.

         FOURTH.

                 (a) The total authorized capital of this Corporation is Six Hundred Fifty Thousand ($650,000), consisting of: (a) Sixty Million (60,000,000) shares of Common Stock of a par value of One Cent ($0.01) per share, amounting in the aggregate to Six Hundred Thousand Dollars ($600,000.00), and (b) Five Million (5,000,000) shares of Preferred Stock of a par value of one cent ($0.01) per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000.00).

                 (b) Shares of Common Stock may be issued by this Corporation from time to time for such consideration, as provided by law, as may be fixed from time to time by the Board of Directors of this Corporation. The holders of Common Stock shall be entitled to one vote for each share of such stock held by such holder on each matter submitted to the shareholders of this Corporation. Holders of Common Stock shall not be entitled to cumulate their votes for the election of directors.

                 (c) The Board is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof to the full extent now or hereafter permitted by law.

                 (d) Except as otherwise provided by law, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for shareholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

         FIFTH.  The Corporation shall have perpetual existence.





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         SIXTH.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                 (a) To make, alter or repeal the bylaws of the Corporation.

                 (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                 (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                 (d) When and as authorized by the shareholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors may deem expedient and for the best interests of the Corporation.

         SEVENTH:

                 (a) The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the whole board. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the conclusion of the 1998 annual meeting of shareholders, the term of office of the second class to expire at the conclusion of the annual meeting of shareholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of shareholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

                 (b) Subject to the rights of the holders of any Preferred Stock then outstanding, newly created directorships





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         resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                 (c) Subject to the rights of the holders of any Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

         EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Oklahoma may, on the application in a summary way of this Corporation or of any creditor or shareholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 1106 of Title 18 of the Oklahoma Statutes or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 1100 of Title 18 of the Oklahoma Statutes, order a meeting of the creditors or class of creditors, and/or of the shareholders or a class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH. Meetings of shareholders may be held within or without the State of Oklahoma, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Oklahoma Statutes) outside the State of Oklahoma at such place or





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places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

         TENTH.

                 (a) The Corporation may, to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons who it has power to indemnify under such Act from and against any and all of the expenses, liabilities or other matters referred to in or covered by such Act. Such indemnification may be provided pursuant to any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, will continue as to a person who has ceased to be a director, officer, employee or agent, and inure to the benefit of the heirs, executors and administrators of such a person.

                 (b) If a claim under paragraph (a) of this Article TENTH is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Oklahoma for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation.

         ELEVENTH. To the fullest extent permitted by law, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 1053 of the Oklahoma General Corporation Act or (iv) for any transaction from which the director derived an improper personal benefit. If the Oklahoma General Corporation Act is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Oklahoma General Corporation Act, as so amended.





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         Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         TWELFTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

         That by unanimous consent of the Board of Directors, a resolution was duly adopted setting forth the foregoing Amended and Restated Certificate of Incorporation of said Corporation, declaring adoption and approval of such Amended and Restated Certificate of Incorporation to be advisable and that the shareholders of said Corporation approved adoption of such Amended and Restated Certificate of Incorporation.

         That thereafter, pursuant to said resolution of its Board of Directors, the shareholders, by unanimous consent, adopted and approved said Amended and Restated Certificate of Incorporation.

         Such Amendment was duly adopted in accordance with 18 O.S. Section
1080.

         Dated as of the ____ day of _________, 1997.


                                  CONTINENTAL NATURAL GAS, INC.
ATTEST:


                                  By
---------------------------          --------------------------------
Garry D. Smith, Secretary            Gary C. Adams, President

        (SEAL)






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                                 ACKNOWLEDGMENT

STATE OF OKLAHOMA         )
                          ) ss
COUNTY OF TULSA           )

         I, the undersigned Notary Public, do hereby certify that on the ____ day of ________, 1997, Gary C. Adams and Garry D. Smith, President and Secretary, respectively, of Continental Natural Gas, Inc., an Oklahoma corporation, known to me to be such officers, personally appeared before me, and being first duly sworn, acknowledged that they signed the foregoing instrument in their respective capacities therein set forth, and declared the statements therein contained to be true.

         Given under my hand and seal the day and year first written above.



                                                   ----------------------------
                                                   Notary Public

My Commission Expires:


------------------------
       (SEAL)






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